NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES AGREEMENT FOR THE PURCHASE OF UNDEVELOPED LAND IN NORTH CAROLINA

NEW YORK, NEW YORK (October 6, 2017) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) today announced that it has entered into an agreement for the purchase of an approximately 22 acre parcel of undeveloped land (the “Land”) in Concord, North Carolina for $2.6 million in cash, before closing costs. If the transaction closes, Griffin plans to construct an industrial/warehouse development on the Land, which is located near Griffin’s recently acquired approximately 277,000 square foot industrial/warehouse building in the greater Charlotte area. The amount of industrial/warehouse space to be developed on the Land will be based upon findings during due diligence. Closing on the purchase of the Land is subject to several conditions, including the satisfactory outcome of due diligence and obtaining all governmental approvals for Griffin’s development plans for the Land. The closing is anticipated to take place in fiscal 2018. There is no guarantee that this transaction will be completed under its current terms, or at all.

Forward-Looking Statements:

 This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding Griffin’s development plans for the Land, satisfactory outcome of due diligence on the Land, obtaining governmental approvals for Griffin’s development plans for the Land and the anticipated timing of the closing of the Land purchase. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements include the risk that the outcome of due diligence may not be satisfactory, the risk that Griffin may not receive governmental approvals for its development plans for the Land, the risk that the purchase of the Land will not be completed under its current terms, or at all, and the important factors described in Griffin's Securities and Exchange Commission filings, including the "Business," "Risk Factors" and "Forward-Looking Information" sections in Griffin's Annual Report on Form 10-K for the fiscal year ended November 30, 2016. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.